Exhibit 99.1
Dynamex — First Quarter Fiscal Year 2010
December 2, 2009

For immediate release
For further information contact:
Ray Schmitz (214) 560-9308
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES FIRST QUARTER
FISCAL YEAR 2010 RESULTS
First Quarter Highlights:
•	First quarter net sales totaled $99 million; Net income of $0.31 per fully diluted share

•	Cost reduction initiatives and management restructuring served to reduce employee costs by 12.9%
•	Company maintained a debt free balance sheet
December 2, 2009 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $3.0 million or $0.31 fully diluted net income per share for the FY 2010 first quarter compared to $3.0 million or $0.30 fully diluted net income per share in the prior year. The prior year quarter includes a one-time, special payment to the current Chairman of the Board and former President and Chief Executive Officer of $1.5 million pre-tax, $1.0 million after-tax ($0.10 per fully diluted share).
Sales were $99 million this quarter which represented a 13.9% year-over-year decrease due primarily to lower core sales and lower fuel surcharges. The decrease in core sales (sales excluding changes in fuel surcharge and foreign exchange), accounts for 9.1% of the decline. The current quarter had one less business day than the prior year quarter. Core sales per day declined approximately 9.2% in Canada and 8.2% in the U.S. Lower fuel surcharges account for approximately 5.5% of the decline in sales this quarter. These declines were offset, in part, by the higher exchange rate between the Canadian dollar and the U.S. dollar that increased reported sales by 0.7%.
Excluding the $1.5 million special payment, salaries and employee benefit costs declined $2.9 million this quarter, or 12.9%, compared to the same quarter last year. The bulk of this decline is attributable to company initiatives including the FY 2009 fourth quarter management realignment, the closing of the Canadian administrative office and the reduction in force we made in our FY 2009 second quarter. Salaries and employee benefit costs represented 19.8% of sales in the current quarter compared to 20.9% in the same quarter last year.
Other expenses were $5.7 million, down $0.6 million, or 9.5% compared to the prior year quarter due principally to lower sales this quarter compared to last year. Other expenses represented 5.8% of sales this quarter compared to 5.5% last year.

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Dynamex — First Quarter Fiscal Year 2010
December 2, 2009

Operating income was $4.6 million, a decline of 16% compared to the prior year quarter. Excluding the special payment to the former CEO from the prior year, operating income was down approximately 34%. Purchased transportation costs, the largest component of operating expenses, represented 63.9% of sales in the current year quarter, compared to 64.0% last year.
Income tax expense was $1.6 million, or 34.3% of income before taxes in the current quarter compared to $2.5 million, or 44.9% of income before taxes in the prior year quarter. The current year benefited from a reduction in the Canadian federal income tax rate and the associated reduction in deferred tax liabilities of $0.1 million. The prior year includes the impact of repatriating $6 million from Canada that increased income tax expense by $0.4 million. The Company’s current annual effective income tax rate in the U.S. is approximately 42.5% and 32.0% in Canada.
First Quarter Highlights
“In the face of sustained economic headwinds, Dynamex was able to deliver strong results while improving its business model and cost structure. During this quarter, we continued to make progress with our initiatives to recruit, train and develop a larger and more highly skilled sales force, including increases in our representative headcount and improvements to our training program. Further, we remained focused on controlling costs throughout the organization. We expect to recognize continued benefits from the recent management realignment and Canadian administrative office closure going forward,” said James L. Welch, president and chief executive officer of Dynamex.
“I continue to believe that our ability to generate free cash flow, reduce our cost footprint and strengthen our balance sheet will provide us the platform to generate long-term shareholder value. The benefits associated with a lower-cost operating structure are not limited to delivering profitable operating results during depressed economic times. We believe we are building a strong foundation to support long-term growth.”
Welch concluded, “We are pleased to have a strong liquidity position and financial flexibility as we continue to take the necessary steps to successfully navigate through the ongoing challenges of the current market environment. While we still have a great deal of work ahead of us, our cost reduction efforts and sales force enhancement initiatives are already starting to pay off.”
Long-Term Debt
Long-term debt was zero at October 31, 2009. Cash flow generated from operations was sufficient to fund operations and capital expenditures.

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Dynamex — First Quarter Fiscal Year 2010
December 2, 2009

EBITDA Margin
Earnings before interest, taxes, depreciation, amortization and non-cash stock option expense (“EBITDA”) were $6.1 million, 6.1% of sales in the current quarter compared to $6.6 million, or 5.7% of sales in the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release). Excluding the special payment of $1.5 million, the prior year would have been $8.2 million, or 7.0% of sales.
Cash Flow from Operations
Net cash provided by operating activities was $1.1 million this year compared to $22,000 in the prior year. The increase in net cash provided from operations was principally attributable to lower working capital requirements of $3.7 million this quarter compared to $4.3 million in the prior year quarter. The increase in accounts receivable of $8.1 million from July 31, 2009 is due to the timing of customer payments and temporary transition issues related to the closing of the Canadian administrative office. The Company had cash and cash equivalents of $11.0 million at October 31, 2009, the same as July 31, 2009.
Depreciation and Amortization
Depreciation and amortization (“D&A”) increased to $1.1 million in the quarter from $0.8 million in the first quarter last year due principally to the purchase of specialized equipment in the FY 2009 third quarter to service a specific customer. As a percent of sales, D&A was 1.1% this year compared to 0.6% last year.
Interest Expense
Interest expense for the three months ended October 31, 2009 was $48,000, $10,000 above the prior year period.
Investor Call
The Company will host an investor conference call on Thursday, December 3, 2009 at 9:00 a.m. Central Standard Time. All interested parties may access the call Toll-Free at 1-877-407-9039. A participant will need the following information to access the conference call: Company name – “Dynamex”. A telephone replay of the conference call will be available through December 10, 2009 at, Toll-Free, 1-877-660-6853, enter Account Number 3055 and Conference ID Number 338510.
The conference call will also be available on the Internet through Thomson’s website, located at www.earnings.com, and the link is also available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.
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Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the

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Dynamex — First Quarter Fiscal Year 2010
December 2, 2009

Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.

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Dynamex — First Quarter Fiscal Year 2010
December 2, 2009

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)

	October 31,	July 31,
	2009	2009
ASSETS
CURRENT
Cash and cash equivalents	$11,013	$11,016
Accounts receivable (net of allowance for doubtful accounts of $1,950 and $1,801, respectively)	51,416	43,545
Income taxes receivable	2,217	3,043
Prepaid and other current assets	3,246	4,396
Deferred income taxes	4,270	4,270

Total current assets	72,162	66,270

Property and equipment — net	11,155	11,532
Goodwill	47,448	47,496
Intangibles — net	961	975
Other assets	3,538	3,226

Total assets	$135,264	$129,499

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable trade	$6,107	$5,581
Accrued liabilities and other	24,231	22,370

Total current liabilities	30,338	27,951

Long-term debt	—	—
Other long-term liabilities	5,535	5,468

Total liabilities	35,873	33,419

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 9,729 and 9,725 outstanding, respectively	97	97
Additional paid-in capital	36,687	36,276
Retained earnings	58,681	55,655
Unrealized foreign currency translation adjustment	3,926	4,052

Total stockholders’ equity	99,391	96,080

Total liabilities and stockholders’ equity	$135,264	$129,499

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Dynamex — First Quarter Fiscal Year 2010
December 2, 2009

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)
(Unaudited)

	Three months ended
	October 31,
	2009	2008
Sales	$99,447	$115,452

Operating expenses:
Purchased transportation	63,590	73,841
Salaries and employee benefits	19,710	24,135
Facilities and communication	4,720	4,821
Other	5,725	6,327
Depreciation and amortization	1,062	783

Total operating expenses	94,807	109,907

Operating income	4,640	5,545
Interest expense	48	38
Other income, net	(12)	(20)

Income before income taxes	4,604	5,527

Income tax expense	1,578	2,482

Net income	$3,026	$3,045

Basic earnings per common share:	$0.31	$0.31

Diluted earnings per common share:	$0.31	$0.30

Weighted average shares:
Common shares outstanding	9,725	9,948
Adjusted common shares — assuming exercise of stock options	9,748	10,045

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Dynamex — First Quarter Fiscal Year 2010
December 2, 2009

	Three months ended
	October 31,
	2009	2008
Selected items as a percentage of sales:
Sales	100.0%	100.0%

Operating expenses:
Purchased transportation	63.9%	64.0%
Salaries and employee benefits	19.8%	20.9%
Facilities and communication	4.7%	4.2%
Other expenses	5.8%	5.5%
Depreciation and amortization	1.1%	0.6%

Operating income	4.7%	4.8%

EBITDA Margin	6.1%	5.7%
EBITDA	$6,054	$6,634

Reconciliation of Non-GAAP Financial Measures:
Net income	$3,026	$3,045
Income tax expense	1,578	2,482
Non-cash stock option expense	340	286
Interest expense	48	38
Depreciation and amortization	1,062	783

EBITDA	$6,054	$6,634

Sales by Service Type
On Demand	$31,430	31.6%	$37,703	32.7%
Distribution & Other	68,017	68.4%	77,749	67.3%
Total Sales	$99,447	100.0%	$115,452	100.0%

Sales by Country
United States	$63,020	63.4%	$72,360	62.7%
Canada	36,427	36.6%	43,092	37.3%
Total Sales	$99,447	100.0%	$115,452	100.0%

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Dynamex — First Quarter Fiscal Year 2010
December 2, 2009

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

	Three months ended
	October 31,
	2009	2008
OPERATING ACTIVITIES
Net income	$3,026	$3,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,062	783
Amortization of deferred bank financing fees	4	—
Provision for losses on accounts receivable	212	189
Stock option compensation	340	286
Deferred income taxes	171	(9)
Lessor financed leasehold improvements
Non-cash rent expense	(1)	18
Gain on disposal of property and equipment	(5)	(3)
Changes in current operating assets and liabilities:
Accounts receivable	(8,083)	(584)
Prepaids and other assets	1,971	1,716
Accounts payable and accrued liabilities	2,390	(5,419)

Net cash provided by operating activities	1,087	22

INVESTING ACTIVITIES
Purchase of property and equipment	(511)	(578)
Acquisition of customer lists	(86)	—
Purchase of deferred compensation investments	(14)	(51)

Net cash used in investing activities	(611)	(629)

FINANCING ACTIVITIES
Principal payments on long-term debt	—	—
Net payments under line of credit	—	—
Net proceeds from sale of common stock	71	—
Tax benefit realized on exercise of stock options	—	—
Purchase and retirement of treasury stock	—	(8,391)
Other assets and deferred offering costs	(291)	332

Net cash used in financing activities	(220)	(8,059)

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	(259)	(2,066)

NET INCREASE IN CASH AND CASH EQUIVALENTS	(3)	(10,732)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	11,016	19,888

CASH AND CASH EQUIVALENTS, END OF YEAR	$11,013	$9,156

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$5	$30

Cash paid for taxes	$581	$1,160

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